Exhibit 99.1

TICC Announces Pricing of $160 million CLO Transaction

GREENWICH, CT – 08/13/2012 – TICC Capital Corp. (NasdaqGS: TICC) announced today that it has priced the secured notes in a $160,000,000 collateralized loan obligation (CLO) transaction. The secured notes will be issued by a newly formed special purpose vehicle in which TICC owns all of the equity. The secured notes will have an aggregate face amount of $120,000,000 and will be issued in four classes. The class A-1 notes have an initial face amount of $88,000,000, are expected to be rated AAA(sf)/Aaa(sf) by Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Service, Inc. (Moody’s), respectively, and will bear interest at three-month LIBOR plus 1.75%. The class B-1 notes have an initial face amount of $10,000,000, are expected to be rated AA(sf)/Aa2(sf) by S&P and Moody’s, respectively, and will bear interest at three-month LIBOR plus 3.50%. The class C-1 notes have an initial face amount of $11,500,000, are expected to be rated A(sf)/A2(sf) by S&P and Moody’s, respectively, and will bear interest at three-month LIBOR plus 4.75%. The class D-1 notes have an initial face amount of $10,500,000, are expected to be rated BBB(sf)/Baa2(sf) by S&P and Moody’s, respectively, and will bear interest at three-month LIBOR plus 5.75%. The secured notes will have a stated maturity date of August 25, 2023 and will be subject to a two year non-call period. The CLO will have a four year reinvestment period. The anticipated closing date of the transaction is August 23, 2012, and is subject to customary closing conditions.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.